Exhibit 99
NEWS RELEASE

Gray Reports Operating Results

For the Three-Month and Six-Month Periods Ended June 30, 2009
          Atlanta, Georgia — August 7, 2009. . . Gray Television, Inc. (“Gray,” “we” or “us”) (NYSE: GTN) today announced results from operations for the three-month period (the “second quarter”) and six-month period ended June 30, 2009 as compared to the three-month and six-month periods ended June 30, 2008.
Highlights:

	Three Months Ended
	June 30,
	2009	2008	%Change
	(in thousands except for percentages)
Revenues (less agency commissions)	$65,057	$78,743	(17)%

Broadcast expense (before depreciation, amortization and gain on disposal of assets)
	$45,167	$48,460	(7)%
     The current economic recession continues to challenge the television broadcast industry. We are committed to operating our stations in a manner that generates maximum revenue while minimizing operating expenses during these difficult times. Although our operating results are down compared to the prior year, we believe that our operating results compare favorably to other television broadcast companies.
Comments on Results of Operations for the Three-Month Period Ended June 30, 2009:
Revenue.
     Total net revenue decreased $13.7 million, or 17%, to $65.1 million due primarily to decreased local, national, political and internet advertising revenue and decreased production and other revenue. These decreases were partially offset by increased retransmission consent revenue in the current period. Retransmission consent revenue reflects the more profitable terms of our recently renewed contracts. Local and national advertising revenue decreased due to reduced spending by advertisers in the current economic recession. Historically, our industry’s largest advertiser category has been the automotive industry. The current recession has significantly reduced the automotive industry’s advertising expenditures. Our automotive advertising revenue decreased approximately 48% compared to the prior year. Internet advertising revenue decreased due to the same factors that affected our local and national advertising revenue but to a lesser extent. Political advertising revenue decreased reflecting decreased advertising from political candidates during the “off year” of the two-year political advertising cycle.
Local advertising revenue decreased $6.2 million, or 13%, to $43.3 million.
National advertising revenue decreased $6.1 million, or 33%, to $12.4 million.
Internet advertising revenue decreased $0.3 million, or 11%, to $2.7 million.
Political advertising revenue decreased $4.0 million, or 81%, to $0.9 million.
Retransmission consent revenue increased $3.2 million, or 394%, to $4.0 million.
Production and other revenue decreased $0.1 million, or 8%, to $1.6 million.
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

Operating expenses.
     Broadcast expenses (before depreciation, amortization and gain on disposal of assets) decreased $3.3 million, or 7%, to $45.2 million. This decrease was primarily due to a reduction in compensation expense of $2.3 million, facility fees of $0.3 million and professional services of $0.3 million partially offset by an increase in bad debt expense of $0.6 million. Payroll expense decreased primarily due to a reduction in the number of employees. As of June 30, 2009 and 2008, we employed 2,216 and 2,331 total employees, respectively, in our broadcast operations which included full-time and part-time employees. Professional services decreased primarily due to lower national representation fees which are paid based upon a percentage of our lower national revenue. Facility fees decreased primarily due to lower electricity expense resulting from the discontinuance of our analog broadcasts. Bad debt expense increased primarily due to an increased reserve for receivables due from Chrysler LLC.
     Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $0.9 million, or 32%, to $3.6 million due primarily to an increase in compensation expense of $0.6 million and an increase in professional services expense of $0.4 million. This increase in compensation expense was primarily due to increased incentive compensation related expenses. During the first five months of 2008, we accrued compensation expense for executive officer bonuses. During the three-month period ended June 30, 2008, we determined that these executive bonuses would not be paid and as a result the associated accrued expenses were reversed which resulted in a reduction of compensation expense of $780,000. Executive bonuses have not been accrued in 2009 and as a result we did not have a reduction in 2009 which was similar to that of 2008. Professional services increased primarily due to an increase in legal expenses of $145,000 and an increase in consulting expenses of $100,000 resulting from a consulting agreement with our former Chairman. We recorded non-cash stock-based compensation expense during the three-month periods ended June 30, 2009 and 2008 of $345,000 and $395,000, respectively.
Comments on Results of Operations for the Six-Month Period Ended June 30, 2009:
Revenue.
     Total net revenue decreased $23.3 million, or 16%, to $126.4 million due primarily to decreased local, national, political and internet advertising revenue and decreased production and other revenue. These decreases were partially offset by increased retransmission consent revenue in the current period. Retransmission consent revenue reflects the more profitable terms of our recently renewed contracts. Local and national advertising revenue decreased due to reduced spending by advertisers in the current economic recession. Historically, our industry’s largest advertiser category has been the automotive industry. The current recession has significantly reduced the automotive industry’s advertising expenditures. Our automotive advertising revenue decreased approximately 45% compared to the prior year. The negative effects of the recession were partially offset by increased advertising during the 2009 Super Bowl. Net advertising revenue associated with the broadcast of the 2009 Super Bowl on our ten NBC affiliated stations approximated $750,000 which is an increase from the approximate $130,000 of Super Bowl revenue earned in 2008 on our then six Fox affiliated channels. Internet advertising revenue decreased due to the same factors that affected our local and national advertising revenue but to a lesser extent. Political advertising revenue decreased due to reduced advertising from political candidates during the “off year” of the two-year political advertising cycle.
Local advertising revenue decreased $12.7 million, or 13%, to $82.6 million.
National advertising revenue decreased $9.6 million, or 27%, to $25.2 million.
Internet advertising revenue decreased $0.4 million, or 7%, to $5.3 million.
Political advertising revenue decreased $6.1 million, or 76%, to $2.0 million.

Gray Television, Inc. Earnings Release for the three-month and six-month periods ended June 30, 2009	Page 2 of 11

Retransmission consent revenue increased $6.2 million, or 425%, to $7.6 million.
Production and other revenue decreased $0.7 million, or 17%, to $3.5 million.
Operating expenses.
     Broadcast expenses (before depreciation, amortization and gain on disposal of assets) decreased $7.7 million, or 8%, to $90.8 million. This decrease was primarily due to a reduction in compensation expense of $4.5 million, professional services of $0.7 million, facility fees of $0.2 million and supply fees of $0.4 million partially offset by an increase in bad debt expense of $0.1 million. Compensation expense decreased primarily due to a reduction in the number of employees. As of June 30, 2009 and 2008, we employed 2,216 and 2,331 total employees, respectively, in our broadcast operations which included full-time and part-time employees. Professional services decreased primarily due to lower national representation fees which are paid based upon a percentage of our lower national revenue. Facility fees decreased primarily due to lower electricity expense resulting from the discontinuance of our analog broadcasts. Supply fees decreased due to lower gasoline costs and controls on supply purchases. Bad debt expense increased primarily due to an increased reserve for receivables due from Chrysler LLC.
     Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $1.4 million, or 22%, to $7.6 million. The increase was due primarily to increases in compensation expense and professional service expense. This increase in compensation expense was primarily due to an increase in severance expense of $135,000 and an increase in relocation expense of $350,000. Professional services increased primarily due to an increase in legal expenses of $547,000 and an increase in consulting expense of $200,000 resulting from a consulting agreement with our former Chairman. We recorded non-cash stock-based compensation expense during the six-month periods ended June 30, 2009 and 2008 of $698,000 and $689,000, respectively.

Gray Television, Inc. Earnings Release for the three-month and six-month periods ended June 30, 2009	Page 3 of 11

Internet Initiatives:
     We have continued to expand our internet initiatives in each of our markets. Our focus has been to expand local content to attract traffic to our websites as illustrated below by the aggregate page views reported by our websites in the three-month and six-month periods ended June 30, 2009 compared to the three-month and six-month periods ended June 30, 2008.
Gray Websites—Aggregate Page Views

	Three Months Ended
	June 30,
			%
	2009	2008	Change
	(in millions)
Total Aggregate Page Views (including video plays and cell phone page views)	181.3	150.3	21%

	Six Months Ended
	June 30,
			%
	2009	2008	Change
	(in millions)
Total Aggregate Page Views (including video plays and cell phone page views)	366.8	312.5	17%
     We attribute the increase in our website traffic to increased posting of local content and public awareness of our websites as the result of our on-air promotion of our websites.
     The aggregate internet revenues discussed above are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet related commercial time sales.”
     In the future we anticipate our direct internet revenue will grow at a faster pace relative to our internet related commercial time sales.

Gray Television, Inc. Earnings Release for the three-month and six-month periods ended June 30, 2009	Page 4 of 11

Detailed table of operating results:
Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Three Months Ended
	June 30,
			%
	2009	2008	Change
Revenues (less agency commissions)	$65,057	$78,743	(17)%
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	45,167	48,460	(7)%
Corporate and administrative	3,592	2,722	32%
Depreciation and amortization of intangible assets	8,398	8,907	(6)%
Gain on disposals of assets, net	(1,098)	(84)	1207%

	56,059	60,005	(7)%

Operating income	8,998	18,738	(52)%
Other income (expense):
Miscellaneous income, net	1	63	(98)%
Interest expense	(20,007)	(13,402)	49%

(Loss) income before income tax	(11,008)	5,399
Income tax (benefit) expense	(4,360)	2,184

Net (loss) income	(6,648)	3,215
Preferred dividends (includes accretion of issuance cost of $301 and $0, respectively )	4,051	125	3141%

Net (loss) income available to common stockholders	$(10,699)	$3,090

Basic per share information:
Net (loss) income available to common stockholders	$(0.22)	$0.06

Weighted-average shares outstanding	48,506	48,235	1%

Diluted per share information:
Net (loss) income available to common stockholders	$(0.22)	$0.06

Weighted-average shares outstanding	48,506	48,273	0%

Political revenue (less agency commission)	$942	$4,951	(81)%

Gray Television, Inc. Earnings Release for the three-month and six-month periods ended June 30, 2009	Page 5 of 11

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Six Months Ended
	June 30,
			%
	2009	2008	Change
Revenues (less agency commissions)	$126,411	$149,742	(16)%
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	90,821	98,476	(8)%
Corporate and administrative	7,638	6,261	22%
Depreciation and amortization of intangible assets	16,808	17,991	(7)%
Gain on disposals of assets, net	(2,620)	(1,005)	161%

	112,647	121,723	(7)%

Operating income	13,764	28,019	(51)%
Other income (expense):
Miscellaneous income, net	13	90	(86)%
Interest expense	(30,120)	(29,201)	3%
Loss on early extinguishment of debt	(8,352)	—

Loss before income tax benefit	(24,695)	(1,092)
Income tax benefit	(9,127)	(457)

Net loss	(15,568)	(635)
Preferred dividends (includes accretion of issuance cost of $602 and $0, respectively )	8,101	125	6381%

Net loss available to common stockholders	$(23,669)	$(760)

Basic per share information:
Net loss available to common stockholders	$(0.49)	$(0.02)

Weighted-average shares outstanding	48,498	48,194	1%

Diluted per share information:
Net loss available to common stockholders	$(0.49)	$(0.02)

Weighted-average shares outstanding	48,498	48,194	1%

Political revenue (less agency commission)	$1,951	$8,024	(76)%

Gray Television, Inc. Earnings Release for the three-month and six-month periods ended June 30, 2009	Page 6 of 11

Other Financial Data:

	June 30, 2009	December 31, 2008
	(in thousands)
Cash and cash equivalents	$9,786	$30,649
Long-term debt including current portion	$795,849	$800,380
Preferred stock	$92,785	$92,183
Borrowing ability under our senior credit facility	$27,134	$12,262

	Six Months Ended June 30,
	2009	2008
	(in thousands)
Net cash provided by operating activities	$377	$17,237
Net cash used in investing activities	(9,598)	(6,277)
Net cash used in financing activities	(11,642)	(3,730)

Net (decrease) increase in cash and cash equivalents	$(20,863)	$7,230

Guidance for the Third Quarter of 2009
We currently anticipate that our broadcast results of operations for the three months ending September 30, 2009 (the “third quarter of 2009”) will approximate the ranges presented in the table below.

		%		%
	2009	Change	2009	Change
	Guidance	From	Guidance	From
	Low	Actual	High	Actual	Actual
Selected operating data:	Range	2008	Range	2008	2008
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$63,000	(24)%	$64,000	(23)%	$82,631

OPERATING EXPENSES:
(before depreciation, amortization and other expenses) Broadcast	$46,000	(8)%	$46,500	(7)%	$49,907
Corporate and administrative	$3,300	(12)%	$3,600	(4)%	$3,754

OTHER SELECTED DATA:
Broadcast political revenues (less agency commissions)	$500		$600		$13,065

Expense for corporate non-cash stock-based compensation	$325		$350		$399

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2009	Page 7 of 11

Comments on Guidance:
Net Revenue:
     The current national economic recession has severely impacted our short-term revenue generation and has made revenue forecasting more difficult than in prior periods. Based on advertising orders received to date, pending advertising orders and advertising orders expected to be received in the future, we currently believe our third quarter 2009 local revenue and national revenue, excluding political revenue, will decrease from 2008 results by approximately 9% and 30%, respectively. The decline is expected to be reflected in most advertising categories. Political revenues reflect the off-year of the political cycle.
     We anticipate that our retransmission consent revenues during the third quarter of 2009 will increase approximately $3.0 million, to a total of approximately $3.8 million, reflecting the successful retransmission negotiations concluded in December 2008. For the full year 2009, we currently anticipate retransmission consent revenues will range between $15.0 million and $16.0 million compared to $3.0 million for full year 2008.
Broadcast Operating Expense (before depreciation, amortization and gain/loss on disposal of assets)
     The anticipated decline in third quarter 2009 broadcast expense reflects an approximate $1.2 million, or 4%, reduction in payroll and related expenses reflecting in part the staff reductions discussed above.
     At this time it is unclear as to how the bankruptcy filings by Chrysler LLC and General Motors Corp. will affect our accounts receivable bad debt reserves. Therefore, our anticipated third quarter 2009 broadcast expenses do not include additional expenses for increased bad debt reserves for either company’s bankruptcy.
     For the full year 2009, we currently anticipate that our broadcast operating expenses will decrease by approximately $16.0 million, or 8.0%, compared to 2008.
Corporate Expense (before depreciation, amortization and gain/loss on disposal of assets)
     The anticipated decrease in corporate expense for the third quarter of 2009 compared to the third quarter of 2008 is due primarily to a reduction in research expense and compensation expense.

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2009	Page 8 of 11

Net Revenue By Category:
     The table below presents our net revenue by type for the three-month and six-month periods ended June 30, 2009 and 2008, respectively (dollars in thousands):

	Three Months Ended June 30,
	2009		2008
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$43,272	66.5%	49,495	62.9%
National	12,373	19.0%	18,479	23.4%
Internet	2,711	4.2%	3,048	3.9%
Political	942	1.4%	4,951	6.3%
Retransmission consent	3,959	6.1%	801	1.0%
Production and other	1,628	2.5%	1,763	2.2%
Network compensation	172	0.3%	206	0.3%

Total	$65,057	100.0%	$78,743	100.0%

	Six Months Ended June 30,
	2009		2008
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$82,558	65.3%	95,214	63.6%
National	25,248	20.0%	34,816	23.2%
Internet	5,275	4.2%	5,677	3.8%
Political	1,951	1.5%	8,024	5.4%
Retransmission consent	7,599	6.0%	1,447	1.0%
Production and other	3,470	2.7%	4,184	2.8%
Network compensation	310	0.3%	380	0.2%

Total	$126,411	100.0%	$149,742	100.0%

The aggregate internet revenues presented above are derived from two sources: (i) direct internet revenue and (ii) internet related commercial time sales.
Conference Call Information
     We will host a conference call to discuss our second quarter operating results on August 7, 2009. The call will begin at 1:00 PM Eastern Time. The live dial-in number is 1 (888) 215-7030 and the confirmation code is 9007245. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 9007245 until September 5, 2009.

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2009	Page 9 of 11

Reconciliations:
Reconciliation of net income (loss) to the non-GAAP terms (in thousands):

	As Reported
	Three Months Ended
	June 30,
	2009	2008
Net (loss) income	$(6,648)	$3,215
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation and amortization of intangible assets	8,398	8,907
Amortization of non-cash stock based compensation	345	395
Gain on disposals of assets, net	(1,098)	(84)
Miscellaneous (income) expense, net	(1)	(63)
Interest expense	20,007	13,402
Loss on early extinguishment of debt	—	—
Income tax (benefit) expense	(4,360)	2,184
Amortization of program broadcast rights	3,761	3,821
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	641
Network compensation revenue recognized	(172)	(206)
Network compensation per network affiliation	(30)	30
agreement Payments for program broadcast rights	(3,801)	(2,666)

Broadcast Cash Flow Less Cash Corporate Expenses	16,408	29,576
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	3,247	2,327

Broadcast Cash Flow	$19,655	$31,903

	As Reported
	Six Months Ended
	June 30,
	2009	2008
Net loss	$(15,568)	$(635)
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation and amortization of intangible assets	16,808	17,991
Amortization of non-cash stock based compensation	698	689
Gain on disposals of assets, net	(2,620)	(1,005)
Miscellaneous (income) expense, net	(13)	(90)
Interest expense	30,120	29,201
Loss on early extinguishment of debt	8,352	—
Income tax benefit	(9,127)	(457)
Amortization of program broadcast rights	7,531	7,672
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	(34)	1,267
Network compensation revenue recognized	(310)	(380)
Network compensation per network affiliation	—	60
agreement Payments for program broadcast rights	(7,656)	(6,441)

Broadcast Cash Flow Less Cash Corporate Expenses	28,181	47,872
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	6,940	5,572

Broadcast Cash Flow	$35,121	$53,444

See the next page for the definition of Non-GAAP terms.

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2009	Page 10 of 11

Non-GAAP Terms
     This press release includes the non-GAAP financial measure of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant as defined in our senior credit facility. Broadcast Cash Flow is defined as operating income, plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), impairment, non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements, less payments for program broadcast obligations and less network compensation revenue, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are used in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net loss calculated in accordance with GAAP.
Gray Television, Inc.
     Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. We currently operate 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, we currently operate 38 digital second channels including 1 ABC, 4 Fox, 7 CW, 16 MyNetworkTV and 1 Universal Sports Network affiliates plus 8 local news/weather channels and 1 “independent” channel in certain of our existing markets.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
     The comments on our current expectations of operating results for the third quarter of 2009 and other future events are “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and uncertainties and may differ materially from the current expectations discussed in this press release. All information set forth in this release and its attachments is as of August 7, 2009. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about potential factors that could affect our business and financial results and cause actual results to differ materially from those in the forward-looking statements are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2008 which is on file with the SEC and available at the SEC’s website at www.sec.gov.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2009	Page 11 of 11